UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2021 (April 14, 2021)

CĪON Investment Corporation

 (Exact Name of Registrant as Specified in Charter)

Maryland	000-54755	45-3058280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Avenue, 36th Floor New York, New York 10016
(Address of Principal Executive Offices)

(212) 418-4700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 14, 2021, CĪON Investment Corporation (“CIC”) entered into an Unsecured Term Loan Facility Agreement (the “Term Loan Agreement”) with More Provident Funds Ltd. (“More”), as lender, which provides for an unsecured term loan to CIC in an aggregate principal amount of $30,000,000 (the “More Term Loan”). On April 20, 2021, CIC drew down $30,000,000 of borrowings under the More Term Loan. After the deduction of fees and other financing expenses, CIC received net borrowings of approximately $29,000,000, which CIC intends to use for working capital and other general corporate purposes.

Advances under the More Term Loan mature on September 30, 2024, and bear interest at a rate of 5.20% per year payable quarterly in arrears. CIC has the right to, at its option, prepay all or any portion of advances then outstanding together with a prepayment fee equal to the higher of (i) zero, or (ii) the discounted present value of all remaining interest payments that would have been paid by CIC through the maturity date with respect to the principal amount of such advance that is to be prepaid or becomes due and payable pursuant to the Term Loan Agreement. The discounted present value portion of the prepayment fee is calculated by applying a discount rate on the same periodic basis as that on which interest on advances is payable equal to the sum of 2.00% plus the yield to maturity of the most recently issued U.S. Treasury securities having a maturity equal to the remaining average life of the More Term Loan, or if there are no such U.S. Treasury securities, using such implied yield to maturity determined in accordance with the terms of the Term Loan Agreement.

Advances under the More Term Loan are general unsecured obligations of CIC that rank pari passu with all existing and future unsecured unsubordinated indebtedness issued by CIC, rank effectively junior to any of CIC’s secured indebtedness (including unsecured indebtedness that CIC later secures) to the extent of the value of the assets securing such indebtedness, and rank structurally junior to all existing and future indebtedness (including trade payables) incurred by certain of CIC’s subsidiaries, financing vehicles or similar facilities.

The Term Loan Agreement contains other terms and conditions, including, without limitation, affirmative and negative covenants such as (i) information reporting, (ii) maintenance of CIC’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended, (iii) minimum shareholders’ equity of 60% of CIC’s net asset value as of the year ended December 31, 2020 plus 50% of the net cash proceeds of the sale of certain equity interests by CIC after April 14, 2021, if any, (iv) a minimum asset coverage ratio of not less than 200%, or 150% subject to certain U.S. Securities and Exchange Commission relief actions and CIC’s common stock being listed for trading on a national securities exchange, and (v) an unencumbered asset coverage ratio of 1.25 to 1.00, provided that (a) first lien senior secured loans and cash represent more than 65% of the total value of unencumbered assets used by CIC for purposes of the ratio and (b) equity interests or structured products in the aggregate represent less than 15% of the total value of unencumbered assets used by CIC for purposes of the ratio. In addition, the Term Loan Agreement contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness or derivative securities of CIC in an outstanding aggregate principal amount of at least $25,000,000, certain judgments and orders, and certain events of bankruptcy.

The foregoing description of the Term Loan Agreement as set forth in this Item 1.01 is a summary only and is qualified in all respects by the provisions of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.02.	Results of Operations and Financial Condition.

The board of directors (the “Board”) of CIC has delegated to CIC’s executive officers the authority to determine the amount, record dates, payment dates and other terms of distributions to shareholders, which will be ratified by the Board on a quarterly basis.

On April 15, 2021, CIC’s co-chief executive officers declared regular monthly cash distributions of $0.04413 per share for May 2021. The distributions will be paid on May 26, 2021 to shareholders of record as of May 25, 2021. Shareholders who previously elected to receive distributions in additional shares of CIC common stock pursuant to CIC’s distribution reinvestment plan will be issued additional shares for the May 2021 distributions on May 26, 2021.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Unsecured Term Loan Facility Agreement, dated as of April 14, 2021, by and between CĪON Investment Corporation and More Provident Funds Ltd.
99.1	Press Release dated April 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CĪON Investment Corporation

Date: April 20, 2021	By:	/s/ Michael A. Reisner
Co-Chief Executive Officer

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION
10.1	Unsecured Term Loan Facility Agreement, dated as of April 14, 2021, by and between CĪON Investment Corporation and More Provident Funds Ltd.
99.1	Press Release dated April 20, 2021.